EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated:  September 12, 2005

DISCOVERY GROUP I, LLC,

By	/S/ MICHAEL R. MURPHY
Michael R. Murphy
Managing Member

/s/ Daniel J. Donoghue
Daniel J. Donoghue

/S/ MICHAEL R. MURPHY
Michael R. Murphy